Filed Pursuant to 424(b)(3)

Registration No. 333-290587

PROSPECTUS

20,060,000 Shares of Common Stock

GLUCOTRACK, INC.

This prospectus relates to the offer and resale of up to 20,060,000 shares of our common stock, par value $0.001 per share (“Common Stock”), by Sixth Borough Capital Fund, LP, which we refer to in this prospectus as “Sixth Borough” or the “selling stockholder.”

The shares of Common Stock being offered by the selling stockholder consist of:

●	up to 20,000,000 shares of Common Stock that we may elect to issue and sell to Sixth Borough, in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a purchase agreement, dated as of September 11, 2025, that we entered into with Sixth Borough (the “Purchase Agreement”), providing for up to $20.0 million of committed equity financing (the “Commitment Amount”); and

●	up to 60,000 shares of our Common Stock issuable upon exercise of pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”) to be issued to Sixth Borough as consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement (the “Commitment Shares”).

See the section entitled “The Sixth Borough Transaction” for descriptions of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding Sixth Borough.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling stockholder of shares of Common Stock under this prospectus. However, we may receive proceeds of up to $20.0 million from our sale of Purchase Shares, if any, to Sixth Borough under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

Sixth Borough may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. The price that Sixth Borough will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our Common Stock. Sixth Borough is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement and described in this prospectus depending on the type of purchase notice we submit to Sixth Borough from time to time. We will pay the expenses incurred in registering the shares of our Common Stock, including legal and accounting fees. See the section entitled “Plan of Distribution (Conflict of Interest)” beginning on page 37 for more information about how Sixth Borough may sell the shares of Common Stock being registered pursuant to this prospectus.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “GCTK”. The last reported sale price of our Common Stock on the Nasdaq Capital Market on October 7, 2025, was $7.45 per share.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 2,203% of the total Common Stock outstanding as of October 8, 2025, which was 910,688 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such are subject to reduced public company reporting requirements for this prospectus and future filings. See the section entitled “Prospectus Summary – Implication of Being a Smaller Reporting Company.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below the section entitled “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus and the information incorporated by reference herein may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus or information incorporated by reference herein is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus or in the information incorporated by reference herein may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Market and Industry Data

Unless otherwise indicated, information contained and incorporated by reference in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained or incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference into this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and under similar headings in the documents incorporated by reference into this prospectus, which include, but are not limited to, risks related to the following:

●	our ability to manufacture, market and sell our products;

●	our ability to launch and penetrate markets;

●	our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers, device manufacturers and mobile software application stores on commercially reasonable terms or at all;

●	our ability to hire and retain key personnel;

●	the possibility of security and privacy breaches in our systems and in the third-party software and/or systems that we use, damaging client relations and inhibiting our ability to grow;

●	our ability to internally develop new inventions and intellectual property;

●	the existence of undetected software defects in our products and our failure to resolve detected defects in a timely manner;

●	our ability to remain a going concern;

●	our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;

●	our ability to be profitable;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	intense competition in our industry and the markets in which we operate, and our ability to successfully compete;

●	the risks inherent with international operations;

●	the impact of evolving information security and data privacy laws on our business and industry;

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●	the impact of governmental regulations on our business and industry;

●	our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;

●	the risk of being delisted from the Nasdaq Capital Market if we fail to meet any of its applicable listing requirements; and

●	the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our Common Stock to fall.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated by reference into this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference into this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus and the information incorporated by reference into in this prospectus carefully, including the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into in this prospectus, before making an investment decision. Some of the statements included in this prospectus and the information incorporated by reference herein constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” for more information. In this prospectus, except as otherwise indicated, the terms “Glucotrack” “the Company,” “we,” “us,” or “our” in this prospectus refer to Glucotrack, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

About Glucotrack, Inc.

The Company was incorporated on May 18, 2010 under the laws of the State of Delaware. We are a medical device company focused on the development of an implantable continuous blood glucose monitor (“CBGM”) for persons with Type 1 diabetes and insulin-dependent Type 2 diabetes (the “Glucotrack CBGM”).

The Company was founded with a mission to develop Glucotrack®, a non-invasive glucose monitoring device designed to help people with diabetes and pre-diabetics obtain glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices. The first generation Glucotrack, which successfully received CE Mark approval, obtained glucose measurements via a small sensor clipped onto one’s earlobe. A limited release beta test in Europe and the Middle East demonstrated the need for an updated product with improved accuracy and human factors. As the glucose monitoring landscape has since rapidly moved away from point-in-time measurement to continuous measurement, the Company recently determined that it would focus its efforts on developing the Glucotrack CBGM. As such, we have since withdrawn our CE Mark for Glucotrack and are no longer pursuing commercialization of this product or development of any further iterations.

On October 7, 2022, the Company acquired certain intellectual property related to the Glucotrack CBGM from Paul V. Goode, the Company’s Chief Executive Officer and intends to develop the technology to address the growing Type 1 and insulin-dependent Type 2 diabetes market.

The Company is currently developing the Glucotrack CBGM for use by Type 1 diabetes patients as well as insulin-dependent Type 2 patients. Implant longevity is key to the success of such a device. We have continued to evolve our sensor chemistry following our successful in-vitro feasibility study demonstrating that a minimum two-year implant life is highly probable with the current sensor design. Recently we announced that a 3-year longevity is feasible leveraging both in-vitro and in-silico test results. We have also completed multiple animal studies with initial prototype systems which demonstrated a simple implant procedure with good safety and functionality. The results of both were presented in poster form at the 2024 American Diabetes Association annual conference.

Further to the above progress on the Glucotrack CBGM, we have also successfully demonstrated continuous glucose sensing in the epidural space. This latter approach is of importance for patients with diabetes already contemplating spinal cord stimulation therapy for their condition. We believe our technology, if successful, has the potential to be more accurate, more convenient and have a longer duration than other implantable glucose monitors that are either in the market or currently under development.

The Company has recently completed a first in human study outside of the United States. This study was an acute study intended to demonstrate device performance and safety, as well as safety of the implant and removal procedures. The study used the planned commercial version of the implantable sensor connected to an externalized prototype electronics device. Patients were monitored in hospital for four days. Results of the study were positive, meeting the endpoints of no serious safety events while demonstrating similar performance and accuracy as observed in longer-term animal studies.

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A regulatory submission has recently been made for a feasibility study of the planned commercial version of the Glucotrack CBGM system outside of the United States: fully implantable sensor and electronics with no on-body wearable. This will be a long-term study intended to demonstrate device performance and safety over a period of at least one year. Most of the preparatory clinical activities are complete and the study is expected to initiate late in the third quarter of 2025, pending regulatory approval. In parallel, the Company is also preparing for pre-submission Investigational Device Exemption. (“IDE”) discussions with the U.S. Food and Drug Administration (FDA) regarding our planned multi-center United States (“U.S.”) clinical trial. We hope to secure IDE approval before the end of 2025 to allow us to initiate the United States clinical trial program.

As part of this effort, the Company has recently obtained ISO13485 certification, an internationally agreed-upon standard of quality system requirements for the design, production, distribution, and sale of medical devices. The Company has successfully completed all necessary audits without any major nonconformities. Certification of compliance to the standard is recognized and accepted by the FDA, the European Medicines Agency (EMA), and many other regulatory authorities worldwide.

Our executive management team consists of our Chief Executive Officer and President, Paul V. Goode PhD, an experienced executive with a 25+ year career developing innovative medical technologies, including at Dexcom, Inc. (“Dexcom”) and MiniMed (now Medtronic Diabetes) and Chief Financial Officer, Peter C. Wulff, who has over 35 years of experience as a chief financial officer and chief operating officer in both public and private entities. Our senior management team consists of: Mark Tapsak PhD, Chief Scientific Officer, a medical research scientist who brings over 25 years of experience in the diabetes industry, including previous senior roles at Dexcom and Medtronic; James P. Thrower PhD, Vice President of Advanced Technologies, a seasoned engineering executive with 20 years’ experience formerly of Sterling Medical Devices, Mindray DS USA and Dexcom; Drinda Benjamin, Vice President of Marketing, a medical device professional with over 20 years of experience in the medical device and diabetes industry with senior roles at Intuity Medical, Senseonics, Incorporated, Abbott Diabetes, and Medtronic Diabetes; Vincent Wong, Chief Operations Officer, a medical device professional with 15 years of experience in quality system for implantable medical device manufacturing with senior roles at Cirtec Medical and TOMZ Corporation (“TOMZ”); Sandie Martha, Vice President Clinical Operations, a medical device professional with over 20 years of experience in the medical device and diabetes industry with senior roles at Dexcom and GlySens Incorporated (“GlySens”); and Ted Williams, Vice President Regulatory, a medical device professional with over 20 years of experience in the biotech and diabetes industry with a senior role at GlySens.

Our Board of Directors (the “Board” or “Board of Directors”) includes the Luis J. Malavé, formerly of Insulet Corp, Medtronic and MiniMed (now Medtronic Diabetes); Andrew Balo, formerly of Dexcom and St. Jude Medical (now Abbott), Erin Carter, formerly of Medtronic and Boston Scientific; and Dr. Victoria Carr-Brendel, formerly of Cochlear Implants at Sonova Group and JeneValve Technology.

Human Capital Resources

As of October 8, 2025, we had 15 full-time employees. None of our employees are represented by a collective bargaining agreement.

Recent Developments

Research and Development

Completion of Preclinical Study

On May 16, 2024, we announced that the Glucotrack CBGM successfully completed 30 days of a 60-day long-term preclinical study on measuring glucose in the epidural space. The Glucotrack sensor, implanted in the epidural space of animals, closely tracked both blood glucose and a commercially available subcutaneous continuous glucose monitor throughout the 30-day period. The implantation procedure took approximately 20 minutes, and the animals recovered without complications. No abnormal clinical signs or findings in the spinal cord or surrounding tissues were observed at the 30-day mark. On June 13, 2024, we announced that the 60-day long-term study was completed, demonstrating the feasibility of glucose monitoring in the epidural space. No abnormal clinical signs were observed throughout the study period, and no abnormal findings were observed in the spinal cord or surrounding tissues during post-explant analysis. The study also confirmed that the implanted sensor did not cause any delayed latent effects over the long-term period, which is particularly important as a complete healing process in animal studies with implanted devices may take several weeks. With the completion of this study, the durability of the epidural approach for continuous glucose monitoring has now been confirmed over the 60-day period. These developments mark another potential use of the Glucotrack technology by combining the technology with a conventional spinal cord stimulator for treating patients who have chronic lower back and lower limb pain, a significant proportion of which have diabetes.

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On February 4, 2025, we announced the successful completion of our first in-human clinical study, marking a significant milestone in continuous glucose monitoring. This study represents the first real-time CBGM placed in the subclavian vein, offering the potential for direct blood glucose measurement without the limitations often seen with traditional continuous glucose monitors that measure glucose levels in interstitial fluid.

The prospective single arm study was a short-term in-hospital study over a period of four days, focusing on the safety and procedural aspects of the Glucotrack CBGM sensor lead placement, use, and removal. The sensor lead was placed intravascularly via a percutaneous procedure and connected to a prototype sensor electronics component that was placed on the skin. The six study participants had been previously diagnosed with diabetes mellitus requiring glucose monitoring and intensive insulin therapy.

The results established safety of the placement, usage and removal of the CBGM sensor lead. While neither the study nor prototype system was designed to evaluate sensor accuracy, the system performed as expected with similar accuracy results as previously seen in our animal studies.

The study met its primary endpoint with no procedure or device related serious adverse events reported from implant through seven days post-removal of the CBGM sensor lead. The study also confirmed the function of the CBGM sensor lead in the subclavian vein. Placement and removal procedures were successfully performed by interventional cardiologists.

ISO 13485:2016 Certification

On January 21, 2025, we announced that we received ISO 13485:2016 certification from the British Standards Institute (BSI). We successfully completed Stage I and Stage II Assessments performed by the notified body, BSI, to verify the Company has established, and is maintaining, a quality management system that meets all requirements of the ISO 13485:2016 standard for design and development of its products. ISO 13485 is an internationally recognized standard for quality management systems, created by the International Organization for Standardization to ensure the safety and effectiveness of medical devices. It builds on the ISO 9001 standard with additional regulatory requirements specific to medical devices. In 2024, the FDA issued the Quality Management System Regulation Final Rule, which harmonizes U.S. requirements with global standards through the adoption of ISO 13485 for medical devices. ISO 13485 is also strongly recommended and widely used in the European Union.

Corporate and Regulatory

Nasdaq Listing Status

On May 26, 2023, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that we no longer complied with Rule 5550(a)(2) of Nasdaq’s Listing Rules (the “Listing Rules”) which requires listed securities to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”). The letter stated that the Company had 180 calendar days, or until November 22, 2023, to regain compliance.

On November 24, 2023, we received a second letter from Nasdaq notifying us that we had been granted an additional 180 calendar days, or until May 20, 2024 (the “Extended Compliance Period”), to regain compliance with the Bid Price Rule in accordance with Nasdaq Listing Rule 5810(c)(3)(A).

On May 21, 2024, we received a third letter from Nasdaq (the “Letter”) notifying us that we had not regained compliance with the Bid Price Rule during the Extended Compliance Period. The Letter also notified us that our Form 10-Q for the period ended March 31, 2024, indicated that the Company no longer met the $2,500,000 minimum stockholders’ equity requirement for continued listing set forth under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). Pursuant to Listing Rule 5810(d)(2), the failure to comply with the Minimum Stockholders’ Equity Requirement became an additional and separate basis for delisting.

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Because we were not in compliance with the Bid Price Rule at the time we were notified about our non-compliance with the Minimum Stockholders’ Equity Requirement, we were not eligible to submit a plan to regain compliance with the Nasdaq Qualifications Listing Staff (the “Staff”). However, we timely requested a hearing before a Nasdaq hearings panel and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing. The hearing took place on July 9, 2024, and on August 5, 2024, we received the decision of the panel, and the panel granted us an extension until November 18, 2024 to regain compliance with the Minimum Stockholders’ Equity Requirement.

On November 19, 2024, the Company received a compliance letter (the “Compliance Letter”) from Nasdaq, informing the Company that it had regained compliance with the Minimum Stockholders’ Equity Requirement. The Compliance Letter noted, that because the Company’s bid price has closed below the minimum required by the Bid Price Rule, the Panel had determined to impose on the Company a Discretionary Panel Monitor, pursuant to Listing Rule 5815(d)(4)(B), for a period of one year from the date of the Compliance Letter, to ensure that the Company maintains long-term compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Rule, and all of Nasdaq’s continued listing requirements.

On December 31, 2024, we received a notification from Nasdaq that for at least the last 30 consecutive business days, the Company was not in compliance with the Bid Price Rule and, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until June 30, 2025, to regain compliance with the Bid Price Rule. On April 2, 2025, the Company received a letter from Nasdaq notifying the Company that as a result of non-compliance with the Bid Price Rule, Nasdaq Qualifications Listing Staff has determined to delist the Company’s securities. We timely submitted a hearing request to the Panel on April 9, 2025, and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing. The hearing took place on May 13, 2025, and on June 2, 2025, we received the decision of the Panel granting us an extension until July 3, 2025, to regain compliance with the Bid Price Rule. On June 13, 2025, we implemented a reverse stock split at a ratio of 1-for-60 to regain compliance with the Bid Price Rule. The Panel retained jurisdiction over the Company through September 29, 2025.

There can be no assurance that we will be able to continue to maintain compliance with Nasdaq’s listing requirements. See the section entitled “Risk Factors — Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.”

Reverse Stock Splits

2024 Reverse Stock Split

We filed with the Delaware Secretary of State a Certificate of Amendment (the “May Certificate of Amendment”), to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), which became effective at 4:30 p.m. on May 17, 2024, to implement a one-for-five (1:5) reverse stock split (the “2024 Reverse Stock Split”) of the shares of our Common Stock. The 2024 Reverse Stock Split was approved by our stockholders at the 2024 annual meeting of the stockholders on April 26, 2024. As a result of the 2024 Reverse Stock Split, every five (5) shares of issued and outstanding Common Stock were automatically combined into one (1) issued and outstanding share of Common Stock, without any change in the par value per share. The shares of Common Stock underlying the outstanding stock options and warrants were similarly adjusted along with corresponding adjustments to their exercise prices. The 2024 Reverse Stock Split also proportionally reduced the total number of authorized shares of Common Stock from 500,000,000 shares to 100,000,000 shares.

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2025 Reverse Stock Splits

February 2025 1-for-20 Reverse Stock Split

We filed with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation (the “February 2025 Certificate of Amendment”) which became effective at 4:30 p.m. on February 3, 2025, to implement a reverse stock split at a ratio of 1-for-20 (the “February 2025 Reverse Stock Split”) of the shares of our Common Stock. The February 2025 Reverse Stock Split was approved by our stockholders at the special meeting of our stockholders held on January 3, 2025 (the “Special Meeting”). As a result of the February 2025 Reverse Stock Split, every twenty (20) shares of issued and outstanding Common Stock were automatically combined into one (1) issued and outstanding share of Common Stock, without any change in the par value per share. The shares of Common Stock underlying the outstanding stock options and warrants were similarly adjusted along with corresponding adjustments to their exercise prices.

Increase in Authorized Common Stock

In addition, the stockholders approved at the Special Meeting an increase in our authorized shares of Common Stock from 100,000,000 to 250,000,000 shares. On January 3, 2025, the Company filed an amendment to the Company’s Certificate of Incorporation, to increase the Company’s authorized shares of Common Stock from 100,000,000 to 250,000,000.

June 2025 1-for-60 Reverse Stock Split

We filed with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation (the “June 2025 Certificate of Amendment”) which became effective at 4:30 p.m. on June 13, 2025, to implement a reverse stock split at a ratio of 1-for-60 (the “June 2025 Reverse Stock Split” and together with the February 2025 Reverse Stock Split, the “2025 Reverse Stock Splits” and the 2025 Reverse Stock Splits together with the 2024 Reverse Stock Split, the “Reverse Stock Splits”) of the shares of our Common Stock. The June 2025 Reverse Stock Split was approved by the Company’s stockholders at the 2025 annual meeting of the stockholders on May 22, 2025. As a result of the Reverse Stock Split, every 60 shares of issued and outstanding Common Stock were automatically combined into one (1) issued and outstanding share of Common Stock, without any change in the par value per share. The shares of Common Stock underlying the outstanding stock options and warrants were similarly adjusted along with corresponding adjustments to their exercise prices.

The Sixth Borough Transaction

On September 11, 2025, we entered into a purchase agreement with Sixth Borough (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, we may sell to Sixth Borough up to an aggregate of $20.0 million of our Common Stock from time to time over the term of the Purchase Agreement (the “Commitment Amount”).

On September 11, 2025, we entered into a registration rights agreement with Sixth Borough (the “Registration Rights Agreement”), pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been or may be issued to Sixth Borough under the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of up to 20,060,000 shares of our Common Stock, comprised of: (i) up to 20,000,000 shares of our Common Stock that we have reserved for sale to Sixth Borough under the Purchase Agreement from time to time after the date of this prospectus (the “Purchase Shares”), if and when we determine to sell such shares; and (ii) 60,000 Commitment Shares (defined herein) issuable upon the exercise of the Pre-Funded Warrants (defined herein) to be issued to Sixth Borough on the Commencement Date (defined herein) as consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration.

Such sales of Common Stock by us, if any, will be subject to certain limitations specified in the Purchase Agreement and may occur from time to time, at our sole discretion, during the 24-month period beginning on the “Commencement Date.” The Commencement Date is the date on which all conditions to Sixth Borough’s purchase obligation under the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and the related final prospectus is filed, as required pursuant to the Registration Rights Agreement.

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From and after the Commencement Date, we may, by written notice (each, a “Regular Notice”), direct Sixth Borough to purchase up to 20,000 shares of Common Stock (each such purchase, a “Regular Purchase” and, the day on which Sixth Borough receives the Regular Note, the “Regular Purchase Date”), subject to adjustment as described below (such maximum number of Purchase Shares, as may be adjusted from time to time, the “Regular Purchase Share Limit”). The purchase price for each Regular Purchase (the “Regular Purchase Price”) shall be equal to the lesser of ninety-seven percent (97%) of: (i) the volume weighted average price (the “VWAP”) of the Common Stock on the Nasdaq Capital Market (the “Principal Market”) on the date the Regular Notice is delivered to Sixth Borough (the “Regular Purchase Date”); or (ii) the average of the three (3) lowest closing sale prices for the Common Stock on the Principal Market (each, a “Closing Sale Price”) during the ten (10) trading days prior to the Regular Purchase Date. The Regular Purchase Share Limit shall increase to 25,000 Purchase Shares if the Closing Sale Price of the Common Stock on the applicable Regular Purchase Date is not less than $3.00, and shall further increase to 30,000 Purchase Shares if the Closing Sale Price of the Common Stock on the applicable Regular Purchase Date is not less than $5.00. Sixth Borough’s committed obligation under any single Regular Purchase shall not exceed $500,000.

In addition to Regular Purchases, we may, in our sole discretion, also direct Sixth Borough to purchase additional shares of Common Stock in “Add-On Purchases,” and “Intraday Purchases” (each, defined herein) on the terms set forth in the Purchase Agreement, subject to certain conditions set forth in the Purchase Agreement. See the section entitled “The Sixth Borough Transaction” beginning on page 20 for more information regarding under what circumstances the Company can direct Add-On Purchases and Intraday Purchases.

We will control the timing and amount of any sales of our Common Stock to Sixth Borough. The purchase price of the shares of our Common Stock that may be sold to Sixth Borough in Regular Purchases, Add-On Purchases and Intraday Purchases under the Purchase Agreement will be based on the market price of our Common Stock at or prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement.

The Purchase Agreement and the related Registration Rights Agreement impose no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages, except that while the Purchase Agreement remains in effect, we are prohibited, without the prior approval of Sixth Borough, from entering into any variable, reset, or otherwise adjustable equity or equity-linked transactions, except for a future at-the-market offering facility with Dawson James Securities, Inc. (“Dawson James”). Sixth Borough has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

In consideration for Sixth Borough’s execution and delivery of the Purchase Agreement, we will pay Sixth Borough a commitment fee equal to 1.5% of the total Commitment Amount (the “Commitment Fee”). The Commitment Fee is payable in cash, shares of Common Stock, or pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”), or any combination thereof, at the Company’s sole discretion. If paid in shares of Common Stock or Pre-Funded Warrants (such shares, including any such shares issuable upon exercise of any Pre-Funded Warrants, collectively, the “Commitment Shares”), the number of shares issued will be determined based on the lower of: (i) the official closing price of the Common Stock on the Principal Market on the trading day immediately preceding the Commencement Date; and (ii) the average official closing price of the Common Stock on the Principal Market for the five (5) consecutive trading days ending on the trading day immediately preceding the Commencement Date (the “Commitment Share Price”). The Commitment Fee will be fully earned and payable on the Commencement Date, regardless of whether Sixth Borough purchases any shares under the Purchase Agreement or whether the agreement is later terminated. The Company currently intends to satisfy the Commitment Fee by issuing to Sixth Borough Pre-Funded Warrants to purchase up to 60,000 shares of Common Stock (the “Share Cap”), based on the Commitment Share Price. If, on the Commencement Date, the Commitment Share Price would result in the issuance of more than 60,000 shares to satisfy the Commitment Fee, then the Company will pay the portion of the Commitment Fee exceeding the Share Cap in cash.

Sixth Borough has agreed to hold all shares of Common Stock issued upon the exercise of Pre-Funded Warrants for a minimum period of three (3) months following the Commencement Date. After the expiration of this initial three-month period, Sixth Borough may sell up to fifty percent (50%) of the shares and/or shares issued upon exercise of Pre-Funded Warrants. The remaining fifty percent (50%) may not be sold until six (6) months after the Commencement Date.

As of October 8, 2025, there were 910,688 shares of our Common Stock outstanding. If all of the 20,000,000 shares of our Common Stock that may be sold to Sixth Borough in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus (without taking into account the 19.99% stockholder approval limitation or the Beneficial Ownership Cap defined below), such shares of our Common Stock, taken together with the 60,000 Commitment Shares would represent approximately 2,203% of the total number of shares of our Common Stock outstanding, and approximately 2,203% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of October 8, 2025. The number of shares of our Common Stock ultimately offered for resale by Sixth Borough is dependent upon the number of shares of our Common Stock we ultimately decide to sell to Sixth Borough under the Purchase Agreement.

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Under applicable Nasdaq rules, in no event may we issue or sell to Sixth Borough under the Purchase Agreement shares of our Common Stock in excess of 179,792 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding (based on 899,410 shares outstanding immediately prior to the execution of the Purchase Agreement) (the “Exchange Cap”), unless either of the following conditions is satisfied: (i) the Company obtains stockholder approval to issue Purchase Shares in excess of the Exchange Cap; or (ii) the Average Price (defined herein) equals or exceeds $4.63 per share, represents the lower of: (i) the official closing price of the Common Stock on the Principal Market on the trading day immediately preceding the date of the Purchase Agreement; and (ii) the average official closing price of the Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement. For purposes of this determination, the “Average Price” will be calculated as the quotient of: (i) the aggregate gross purchase price paid by Sixth Borough for all shares of Common Stock purchased under the Purchase Agreement, divided by (ii) the aggregate number of shares of Common Stock issued to Sixth Borough under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Sixth Borough to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Sixth Borough (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in Sixth Borough beneficially owning more than 4.99% of the then total outstanding shares of Common Stock.

Issuances of our Common Stock to Sixth Borough under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Sixth Borough under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Sixth Borough under the Purchase Agreement. For more information, see the section entitled “Risk Factors.”

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in our securities set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

Our principal offices are located at 301 Rte. 17 North, Suite 800, Rutherford NJ 07070, and our telephone number is 201-842-7715. Our website address is www.glucotrack.com. The reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “GCTK.”

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THE OFFERING

Issuer	Glucotrack, Inc.

Common Stock offered by the selling stockholder:	● up to 20,000,000 Purchase Shares that we may elect to issue and sell to Sixth Borough, in our sole discretion from time to time under the Purchase Agreement; and

● up to 60,000 Commitment Shares to be issued upon the exercise of the Pre-Funded Warrants issued to Sixth Borough as consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement (for which we will not receive any cash consideration).

Selling stockholder:	Sixth Borough Capital Fund, LP. For more information, see the section entitled “Selling Stockholder” beginning on page 35 of this prospectus.

Shares of Common Stock outstanding prior to this offering:	910,688 shares.

Shares of Common Stock outstanding immediately after to this offering:	20,970,688 shares, assuming the sale of 20,000,000 shares and the issuance of 60,000 Commitment Shares upon the exercise of the Pre-Funded Warrants. The actual number of shares issued will vary depending on the sales prices in this offering, but will not be greater than 179,792 shares (including the Commitment Shares) representing 19.99% of the shares of our Common Stock outstanding on the date of the Purchase Agreement, unless: (i) we first obtain stockholder approval to issue shares in excess of such amount under the Purchase Agreement; or (ii) the Average Price of all shares of Common Stock issued to Sixth Borough under the Purchase Agreement equals or exceeds $4.63 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Purchase Agreement under applicable Nasdaq rules.

Use of Proceeds:	We will receive no proceeds from the sale of shares of our Common Stock by Sixth Borough pursuant to this prospectus. We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our Common Stock we make to Sixth Borough pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation to sell to Sixth Borough under the Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to Sixth Borough under the Purchase Agreement will be for working capital and general corporate purposes. For more information, see the section entitled “Use of Proceeds.”

Risk Factors:	Investing in our securities involves significant risks and could result in a loss of your entire investment. See the section entitled “Risk Factors” on page 13 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol:	GCTK

Transfer Agent and Registrar:	Vstock Transfer, LLC

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The number of shares of our Common Stock to be outstanding immediately after this offering is based on 910,688 shares of Common Stock outstanding as of October 8, 2025, which excludes:

●	16,499 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $57.75 per share;

●	8,961 shares of Common Stock issuable upon exercise of warrants; and

●	97,544 shares of Common Stock issuable under the Glucotrack, Inc. 2024 Equity Incentive Plan (as amended, the “Plan”).

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and no additional issuances under the Plan.

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RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related To This Offering

It is not possible to predict the actual number of shares of Common Stock we may sell to Sixth Borough under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Sixth Borough for the shares of Common Stock that we may elect to sell to Sixth Borough under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to Sixth Borough pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Sixth Borough under the Purchase Agreement, the purchase price per share that Sixth Borough will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Sixth Borough under the Purchase Agreement.

Sixth Borough may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our Common Stock ultimately offered for sale by Sixth Borough is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Sixth Borough under the Purchase Agreement.

The terms of the Purchase Agreement limit the amount of shares of Common Stock we may issue to Sixth Borough, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell shares of Common Stock to Sixth Borough, including, subject to specified limitations, if a sale would cause Sixth Borough and its affiliates to exceed the Beneficial Ownership Cap (defined herein). In addition, under applicable rules of Nasdaq, in no event may we issue or sell to Sixth Borough under the Purchase Agreement shares of our Common Stock, including the Commitment Shares, in excess of 179,792 shares, which is equal to the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the Average Price of all shares of Common Stock issued to Sixth Borough under the Purchase Agreement equals or exceeds $4.63 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Purchase Agreement pursuant to the rules and regulations of Nasdaq.

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Accordingly, we cannot guarantee that we will be able to sell all 20,000,000 Purchase Shares in this offering. If we cannot sell the full amount of the shares of Common Stock that Sixth Borough has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of Common Stock.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Sixth Borough. If and when we do elect to sell shares of our Common Stock to Sixth Borough pursuant to the Purchase Agreement, after Sixth Borough has acquired such shares, Sixth Borough may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Sixth Borough in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Sixth Borough in this offering as a result of future sales made by us to Sixth Borough at prices lower than the prices such investors paid for their shares in this offering.

The sale or issuance of our Common Stock to Sixth Borough may cause dilution and the sale of the shares of Common Stock by Sixth Borough that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our Common Stock to decrease.

On September 11, 2025, we entered into the Purchase Agreement with Sixth Borough, pursuant to which Sixth Borough has committed to purchase up to $20.0 million of our Common Stock. On the Commencement Date, we will issue Pre-Funded Warrants to purchase up to 60,000 Commitment Shares to Sixth Borough as a fee for its commitment to purchase shares of our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Sixth Borough at our sole discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. The purchase price for the shares that we may sell to Sixth Borough under the Purchase Agreement will fluctuate based on the trading price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to Sixth Borough. Additional sales of our Common Stock, if any, to Sixth Borough will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Sixth Borough all, some or none of the shares of our Common Stock that are available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Sixth Borough, after Sixth Borough has acquired the shares, Sixth Borough may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Sixth Borough by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Sixth Borough, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to Sixth Borough, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to Sixth Borough, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors (the “Board”), subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

The Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock, and the sale of such shares could cause the market price of Common Stock to decline significantly.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 2,203% of the total Common Stock outstanding as of October 8, 2025, which was 910,688 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of adverse consequences, including the potential for a need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order issued preventing use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm or other negative results.

The registration statement of which this prospectus forms a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the most recent amendment of the registration statement filed with the SEC, in lieu of the SEC declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement. These or similar events could cause the trading price of our Common Stock to decline substantially, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

Risks Related to Our Common Stock and the Securities Market

Our Reverse Stock Split may decrease the liquidity of the shares of our Common Stock.

Effective May 17, 2024, February 3, 2025, and June 13, 2025, we effected reverse stock splits of our Common Stock at ratios of 1-for-5, 1-for-20, and 1-for-60, respectively, to regain compliance with Nasdaq’s Bid Price Rule. The liquidity of the shares of our Common Stock may be affected adversely by the Reverse Stock Splits given the reduced number of shares that are outstanding following the Reverse Stock Splits. In addition, the Reverse Stock Splits increased the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following a reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that a reverse stock split, including the Reverse Stock Splits, will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We may not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025. We have incurred net losses and negative cash flows from our operations and comprehensive loss since our inception and as of December 31, 2024, there was an accumulated deficit of $132,450. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

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If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our Common Stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have a significant number of firms providing research coverage on the Company and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, our Common Stock price could be negatively impacted. In the event we obtain significant securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

Our charter documents, Delaware law, and our commercial contracts may contain provisions that may discourage an acquisition of us by others and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our charter documents, as well as provisions of the Delaware General Corporation Law (“DGCL”), could have an impact on the trading price of our Common Stock by making it more difficult for a third party to acquire us at a price favorable to our stockholders. For example, our charter documents include provisions: prohibiting the use of cumulative voting for the election of directors; authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued by our Board without stockholder approval, to defend against a takeover attempt; and establishing advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon at stockholder meetings.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove members of our Board or current management. We are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders, which could also affect the price that some investors are willing to pay for our Common Stock.

Finally, commercial contracts that we enter into with our vendors and customers in the course of our business operations may contain provisions with respect to changes in control that could provide for termination rights or otherwise have a negative impact on our business or results of operations if a stockholder were to acquire a significant percentage of our outstanding stock.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

Except as set forth in the Purchase Agreement with respect to the prohibition of variable, reset, or otherwise adjustable equity or equity-linked transactions during the time the Purchase Agreement remains outstanding (other than a future at-the-market facility with Dawson James), we are not restricted from issuing additional shares of our Common Stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock; and therefore, we may issue securities without any action or approval by our stockholders. We may expand our business through complementary or strategic business combinations or acquisitions of other companies and assets, and we may issue shares of Common Stock in connection with those transactions. The market price of our Common Stock could decline as a result of our issuance of a large number of shares of Common Stock, particularly if the per share consideration we receive for the stock we issue is less than the per share book value of our Common Stock or if we are not expected to be able to generate earnings with the proceeds of the issuance that are as great as the earnings per share we are generating before we issue the additional shares. In addition, any shares issued in connection with these activities, the exercise of warrants or stock options or otherwise would dilute the percentage ownership held by our investors. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Common Stock.

We have a history of losses, may not be able to achieve profitability going forward, and may not be able to raise additional capital necessary to continue as a going concern.

We have experienced losses since our inception on May 18, 2010 and, at June 30, 2025, had an accumulated deficit of approximately $144,039. We may incur additional losses in the future.

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As of June 30, 2025, we had cash and cash equivalents of $9,555. There are no assurances that we will be able to raise additional capital or on terms favorable to us. Our recurring losses from operations and projected future cash flow requirements raise substantial doubt about our ability to continue as a going concern without sufficient capital resources and we have included explanatory information in the notes to our financial statements for the year ended December 31, 2024, with respect to this uncertainty, and the report of our independent registered public accounting firm dated March 31, 2025 with respect to our audited financial statements for the year ended December 31, 2024 included an emphasis of matter for this as well. Our consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our ability to continue as a going concern is dependent on our available cash, how well we manage that cash, and our operating requirements. If we are unable to raise additional capital when needed, we could be forced to curtail operations or take other actions such as, implementing additional restructuring and cost reductions, disposing of one or more product lines and/or, selling or licensing intellectual property. If we are unable to continue as a going concern, we may be forced to liquidate our assets, which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.

Our Common Stock is currently listed for trading on the Nasdaq Capital Market. We must satisfy the continued listing requirements of Nasdaq, to maintain the listing of our Common Stock on the Nasdaq Capital Market.

On May 26, 2023, we received a letter from the Listing Qualifications Department of Nasdaq” that we no longer complied with Rule 5550(a)(2) of Nasdaq’s Listing Rules which requires listed securities to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”). The letter stated that the Company had 180 calendar days, or until November 22, 2023, to regain compliance.

On November 24, 2023, we received a second letter from Nasdaq notifying us that we had been granted an additional 180 calendar days, or until May 20, 2024 (the “Extended Compliance Period”), to regain compliance with the Bid Price Rule in accordance with Nasdaq Listing Rule 5810(c)(3)(A).

On May 17, 2024, in order to regain compliance with the Bid Price Rule, we filed a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware to implement a one-for-five Reverse Stock Split of our issued and outstanding shares of Common Stock.

On May 21, 2024, we received a third letter from Nasdaq (the “Letter”) notifying us that we had not regained compliance with the Bid Price Rule during the Extended Compliance Period. The Letter also notified us that our Form 10-Q for the period ended March 31, 2024, indicated that we no longer met the $2,500,000 minimum stockholders’ equity requirement for continued listing set forth under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). Pursuant to Listing Rule 5810(d)(2), the failure to comply with the Minimum Stockholders’ Equity Requirement has become an additional and separate basis for delisting.

Because we were not in compliance with the Bid Price Rule at the time we were notified about the non-compliance with the Minimum Stockholders’ Equity Requirement, we were not eligible to submit a plan to regain compliance with the Nasdaq Qualifications Listing Staff (the “Staff”). However, we timely requested a hearing before a Nasdaq hearings panel and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing.

On June 4, 2024, we received notice from Nasdaq that we had regained compliance with the Bid Price Rule.

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On November 19, 2024, following the completion of our public equity offering (the “November 2024 Offering”), we received a compliance letter (the “Compliance Letter”) from Nasdaq, informing us that we had regained compliance with the Minimum Stockholders’ Equity Requirement. The Compliance Letter noted that because our bid price had closed below the minimum required by Nasdaq Listing Rule 5550(a)(2) (implicating the Bid Price Rule) following the November 2024 Offering, the Panel had determined to impose on us a Discretionary Panel Monitor, pursuant to Listing Rule 5815(d)(4)(B), for a period of one year from the date of the Compliance Letter, to ensure that we maintain long-term compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Rule, and all of Nasdaq’s continued listing requirements.

On December 31, 2024, Nasdaq notified us that for at least the last 30 consecutive business days, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to the Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until June 30, 2025, to regain compliance with the Bid Price Rule.

On February 3, 2025, we implemented the 2025 Reverse Stock Split.

On April 2, 2025, we received a letter from Nasdaq notifying us that as a result of non-compliance with the Bid Price Rule, the Staff had determined to delist our securities. We timely submitted a hearing request to the hearings panel on April 9, 2025, and paid the fee, which resulted in a stay of any suspension or delisting action pending the hearing. The hearing took place on May 13, 2025, and on June 2, 2025, we received the decision of the Panel granting us an extension until July 3, 2025, to regain compliance with the Bid Price Rule. On June 13, 2025, the Company implemented a reverse stock split at a ratio of 1-for-60 to regain compliance with the Bid Price Rule.

On July 18, 2025, we received notice from Nasdaq that we had regained compliance with the Bid Price Rule. The Panel retained jurisdiction over the Company through September 29, 2025.

In the event that we are unable to sustain compliance with all applicable requirements for continued listing on Nasdaq, our Common Stock may be delisted from Nasdaq. If our Common Stock were delisted from Nasdaq, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. In addition, delisting would materially and adversely affect our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

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SELECTED FINANCIAL DATA

2025 Reverse Stock Splits

On February 3, 2025, we effected a 1-for-20 reverse stock split of our Common Stock. In connection with the February 2025 Reverse Stock Split, the par value per share of our Common Stock remained unchanged at $0.001 per share. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the February 2025 Reverse Stock Split.

On June 13, 2025, we effected a 1-for-60 reverse stock split of our Common Stock. In connection with the June 2025 Reverse Stock Split, the par value per share of our Common Stock remained unchanged at $0.001 per share. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the June 2025 Reverse Stock Split and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 14, 2025, that are incorporated by reference into this prospectus are presented without giving effect to the June 2025 Reverse Stock Split. Except where the context otherwise requires, share and per share numbers in this prospectus reflect the 2025 Reverse Stock Splits of our Common Stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 and our unaudited condensed consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, as adjusted to reflect the Reverse Stock Splits for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

	In thousands of US Dollars (except stock and per stock amounts)
	PRE SPLIT (1)		POST SPLIT (1)
	YEAR ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2024	2023	2024	2023
Comprehensive net loss	$22,573	$7,098	$22,573	$7,098
Net loss per common share - basic	$68.44	$34.18	$4,106	$2,050.85
Net loss per common share - diluted	$68.44	$34.18	$4,106	$2,050.85
Weighted average common shares outstanding - basic	330,171	207,603	5,503	3,461
Weighted average common shares outstanding - diluted	330,171	207,603	5,503	3,461
Common stock outstanding at year end	791,609	208,914	13,194	3,482

	In thousands of US Dollars (except stock and per stock amounts)
	PRE SPLIT (2)		POST SPLIT (2)
	3 MONTHS ENDED MARCH 31,		3 MONTHS ENDED MARCH 31,
	2025	2024	2025	2024
Comprehensive net loss	$6,797	$2,921	$6,797	$2,921
Net loss per common share - basic	$0.67	$11.73	$40.14	$702.16
Net loss per common share - diluted	$0.67	$11.73	$40.14	$702.16
Weighted average common shares outstanding - basic	10,160,725	249,598	169,346	4,160
Weighted average common shares outstanding - diluted	10,160,725	249,598	169,346	4,160
Common stock outstanding at period end	25,585,853	267,564	426,431	4,460

(1)	The pre-split amounts represent the amounts reported in the Company’s Form 10-K filed on March 31, 2025. The post-split amounts include the effects of the 1-for-60 reverse stock split completed in June 2025.
(2)	The pre-split amounts represent the amounts reported in the Company’s Form 10-Q filed on May 14, 2025. The post-split amounts include the effects of the 1-for-60 reverse stock split completed in June 2025.

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THE SIXTH BOROUGH TRANSACTION

This prospectus covers the resale by the selling stockholder of up to 20,060,000 shares of our Common Stock, comprised of: (i) up to 20,000,000 shares of our Common Stock that we have reserved for sale to Sixth Borough under the Purchase Agreement from time to time after the date of this prospectus, and (ii) up to 60,000 Commitment Shares issuable upon the exercise of Pre-Funded Warrants that we will issue to Sixth Borough as a fee for making its irrevocable commitment to purchase our Common Stock under the Purchase Agreement.

General

On September 11, 2025, we entered into the Purchase Agreement with Sixth Borough, pursuant to which Sixth Borough has agreed to purchase from us up to an aggregate of $20.0 million of our Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Pursuant to the Purchase Agreement we will issue Pre-Funded Warrants to purchase up to 60,000 Commitment Shares to Sixth Borough on the Commencement Date as a fee for making its irrevocable commitment to purchase our Common Stock under the Purchase Agreement.

On September 11, 2025, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been or may be issued to Sixth Borough under the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Sixth Borough under the Purchase Agreement until the Commencement Date. The Commencement Date is the date on which all conditions to Sixth Borough’s purchase obligation under the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and the related final prospectus is filed, as required pursuant to the Registration Rights Agreement.

From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of 24 months, direct Sixth Borough to purchase Common Stock through Regular Purchases, Add-On Purchases and Intraday Purchases, each as described below.

We will control the timing and amount of any sales of our Common Stock to Sixth Borough. The purchase price of the shares of our Common Stock that may be sold to Sixth Borough in Regular Purchases, Add-On Purchases and Intraday Purchases under the Purchase Agreement will be based on the market price of our Common Stock at or prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement.

As of October 8, 2025, there were 910,688 shares of our Common Stock outstanding. If all of the 20,000,000 shares of our Common Stock that may be sold to Sixth Borough in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus (without taking into account the 19.99% stockholder approval limitation or the Beneficial Ownership Cap defined below), such shares of our Common Stock, taken together with the 60,000 Commitment Shares would represent approximately 2,203% of the total number of shares of our Common Stock outstanding, and approximately 2,203% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of October 8, 2025. The number of shares of our Common Stock ultimately offered for resale by Sixth Borough is dependent upon the number of shares of our Common Stock we ultimately decide to sell to Sixth Borough under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Sixth Borough under the Purchase Agreement shares of our Common Stock in excess of 179,792 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding (based on 899,410 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless either of the following conditions is satisfied: (i) the Company obtains stockholder approval to issue Purchase Shares in excess of the Exchange Cap; or (ii) the Average Price (defined herein) equals or exceeds $4.63 per share, which represents the lower of: (i) the official closing price of the Common Stock on the Principal Market on the trading day immediately preceding the date of the Purchase Agreement; and (ii) the average official closing price of our Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement. For purposes of this determination, the “Average Price” will be calculated as the quotient of: (i) the aggregate gross purchase price paid by Sixth Borough for all shares of Common Stock purchased under the Purchase Agreement, divided by (ii) the aggregate number of shares of Common Stock issued to Sixth Borough under the Purchase Agreement.

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The Purchase Agreement also prohibits the Company from directing Sixth Borough to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Sixth Borough (as calculated pursuant to Section 13(d) of the Securities Exchange Act and Rule 13d-3 thereunder), would result in Sixth Borough beneficially owning more than 4.99% of the then total outstanding shares of Common Stock (the “Beneficial Ownership Cap”).

Issuances of our Common Stock to Sixth Borough under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Sixth Borough under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Sixth Borough under the Purchase Agreement. For more information, see the section entitled “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, the Company may, by written notice (each, a “Regular Notice”), direct Sixth Borough to purchase up to 20,000 shares of Common Stock (each such purchase, a “Regular Purchase” and, the day on which Sixth Borough receives the Regular Notice, the “Regular Purchase Date”), subject to adjustment as described below (such maximum number of Purchase Shares, as may be adjusted from time to time, the “Regular Purchase Share Limit”). The purchase price for each Regular Purchase (the “Regular Purchase Price”) shall be equal to the lesser of ninety-seven percent (97%) of: (i) the volume weighted average price (the “VWAP”) of the Common Stock on the Principal Market on the date the Regular Notice is delivered to Sixth Borough (the “Regular Purchase Date”); or (ii) the average of the three (3) lowest closing sale prices for the Common Stock on the Principal Market (each, a “Closing Sale Price”) during the ten (10) trading days prior to the Regular Purchase Date. The Regular Purchase Share Limit shall increase to 25,000 Purchase Shares if the Closing Sale Price of the Common Stock on the applicable Regular Purchase Date is not less than $3.00, and shall further increase to 30,000 Purchase Shares if the Closing Sale Price of the Common Stock on the applicable Regular Purchase Date is not less than $5.00. Sixth Borough’s committed obligation under any single Regular Purchase shall not exceed $500,000.

Add-On Purchases

Subject to the terms and conditions of the Purchase Agreement, in addition to directing purchases of Purchase Shares as pursuant to a Regular Notice, the Company shall also have the right, but not the obligation, to direct Sixth Borough to purchase a number of Purchase Shares by delivering a written notice to Sixth Borough (each, an “Add-On Purchase Notice”). Each Add-On Purchase Notice may direct Sixth Borough to purchase a number of Purchase Shares not to exceed the lesser of: (i) three (3) times the number of shares purchased pursuant to the corresponding Regular Notice; or (ii) 30% of the trading volume of the Common Stock on the date of the Add-On Purchase Notice (the “Add-On Purchase Share Amount”). The purchase price for each Add-On Purchase (the “Add-On Purchase Price,” and each such purchase, an “Add-On Purchase”) shall be equal to the lesser of ninety-five percent (95%) of: (i) the VWAP reported by the Principal Market for the period beginning at 9:30:01 a.m., Eastern time, on the applicable Regular Purchase Date (the “Add-On Purchase Date”), or such other time publicly announced by the Principal Market as the official open of trading, and ending 4:00:00 p.m., Eastern time, or such other time publicly announced as the official close of trading on such applicable Add-On Purchase Date; and (ii) the average of the three (3) lowest Closing Sale Prices of the Common Stock during the ten (10) business days immediately prior to the Add-On Purchase Date. The Company may deliver an Add-On Purchase Notice to Sixth Borough only if: (i) it has properly submitted a Regular Notice on the same Regular Purchase Date, providing for the purchase of a number of Purchase Shares equal to or greater than the Regular Purchase Share Limit then in effect (including any automatic increases resulting from the applicable Closing Sale Price or other adjustments under the Purchase Agreement); and (ii) Sixth Borough has received all Purchase Shares subject to all prior Regular Purchases (excluding the Regular Purchase made on such Regular Purchase Date), as well as all prior Add-On Purchases and Intraday Purchases initiated by the Company under the Purchase Agreement.

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Intraday Purchases

In addition to purchases of Purchase Shares as described above, the Company shall also have the right, on no more than three (3) occasions during any business day, but not the obligation, to direct Sixth Borough to purchase additional shares of Common Stock by delivering written notice (each, an “Intraday Purchase Notice”) on such day (the “Intraday Purchase Date”). The total number of shares of Common Stock set forth in each Intraday Purchase Notice, together with the number of shares specified in any other Intraday Purchase Notices submitted on the same day, shall not exceed the lesser of: (i) 100% of the average daily trading volume reported by the Principal Market during the five (5) business days preceding the business day prior to the Intraday Purchase Date; and (ii) Sixth Borough’s committed daily obligation of $1,000,000 (such maximum aggregate amount, the “Intraday Purchase Share Amount”). The purchase price per share for each such transaction (the “Intraday Purchase Price,” and each such transaction, an “Intraday Purchase”) shall be equal to the greater of ninety-five percent (95%) of: (i) the lowest transaction price reported by the Principal Market during the period beginning at 9:30:01 a.m., Eastern time, on the applicable Intraday Purchase Date, or such other time publicly announced by the Principal Market as the official open of trading, and ending 4:00:00 p.m., Eastern time, on such applicable Intraday Purchase Date, or such other time publicly announced as the official close of trading on such applicable Intraday Purchase Date; and (ii) the Closing Sale Price of the Common Stock on the business day immediately prior to the Intraday Purchase Date. The Company may submit an Intraday Purchase Notice only if it has delivered to Sixth Borough prior to 2:00 p.m. Eastern time on the applicable business day, the notice specifying the number of shares to be purchased, and Sixth Borough consents in writing to such Intraday Purchase. The Company may submit up to three (3) Intraday Purchase Notices in a single business day provided that delivery of shares by the Company pursuant to all prior Intraday Purchase Notices has been made.

Suspension Events

Suspension events under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Sixth Borough of our Common Stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our Principal Market of our Common Stock from trading for a period of one business day;

●	the delisting of our Common Stock from our Principal Market, provided our Common Stock is not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or The OTCQX Best Market or The OTCQB Venture Market operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

●	the failure of our transfer agent to issue to Sixth Borough shares of our Common Stock within two business days after the applicable date on which Sixth Borough is entitled to receive such shares of our Common Stock;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

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●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●	if at any time we are not eligible to transfer our Common Stock electronically or DTC places the Common Stock on a “chill”;

●	if at any time the Exchange Cap (to the extent applicable under the terms of the Purchase Agreement) is reached and our stockholders have not approved the issuance of Common Stock in excess of the Exchange Cap in accordance with the applicable Nasdaq rules; or

●	if at any time Sixth Borough’s broker is unable to accept the Common Stock for reason’s not within Sixth Borough’s control.

Following the Commencement Date, Sixth Borough may not terminate the Purchase Agreement due to the occurrence of any Suspension Event, although so long as a Suspension Event has occurred and continues, the Company may not initiate any Regular Purchase or other purchase of shares by Sixth Borough until the Suspension Event is cured.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Sixth Borough. The Purchase Agreement will automatically terminate in the event of voluntary or involuntary participation, or threatened participation, in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Add-On Purchase or Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement.

In the event that the Commencement has not occurred on or before November 27, 2025, due to the failure to satisfy certain conditions to Sixth Borough’s purchase obligations, then either party may terminate the Purchase Agreement at the close of business on November 27, 2025, or thereafter, without liability to the other party. However, the right to terminate the Purchase Agreement in such case is not available to any party that is in breach of any covenant, agreement, or representation under the Purchase Agreement at the time of such termination.

No Short-Selling or Hedging by Sixth Borough

Sixth Borough has represented to us that at no time prior to the time of execution of the Purchase Agreement has Sixth Borough or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Sixth Borough agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions, whether through put options, short sales, or other derivative positions or instruments.

Prohibitions on Certain Substantially Similar Transactions

The Purchase Agreement and the related Registration Rights Agreement impose no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages, except that while the Purchase Agreement remains in effect, the Company is prohibited, without the prior approval of Sixth Borough, from entering into any variable, reset, or otherwise adjustable equity or equity-linked transactions, except for a future at-the-market offering facility with Dawson James.

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Commitment Shares

In consideration for Sixth Borough’s execution and delivery of the Purchase Agreement, the Company will pay Sixth Borough the Commitment Fee equal to 1.5% of the total Commitment Amount. The Commitment Fee is payable in cash, Commitment Shares (shares of Common Stock or Pre-Funded Warrants), or any combination thereof, at the Company’s sole discretion. If paid in Commitment Shares, the number of shares issued will be determined based on the lower of: (i) the official closing price of the Common Stock on the Principal Market on the trading day immediately preceding the Commencement Date; and (ii) the average official closing price of the Common Stock on the Principal Market for the five (5) consecutive trading days ending on the trading day immediately preceding the Commencement Date (the “Commitment Share Price”). The Commitment Fee will be fully earned and payable on the Commencement Date, regardless of whether Sixth Borough purchases any shares under the Purchase Agreement or whether the agreement is later terminated. The Company currently intends to satisfy the Commitment Fee by issuing to Sixth Borough Pre-Funded Warrants to purchase up to 60,000 shares of Common Stock (the “Share Cap”), based on the Commitment Share Price. If, on the Commencement Date, the Commitment Share Price would result in the issuance of more than 60,000 shares to satisfy the Commitment Fee, then the Company will pay the portion of the Commitment Fee exceeding the Share Cap in cash.

Sixth Borough has agreed to hold all shares of Common Stock issued upon the exercise of Pre-Funded Warrants for a minimum period of three (3) months following the Commencement Date. After the expiration of this initial three-month period, Sixth Borough may sell up to fifty percent (50%) of the shares and/or shares issued upon exercise of Pre-Funded Warrants. The remaining fifty percent (50%) may not be sold until six (6) months after the Commencement Date (such restrictions, the “Lock-Up Restriction”).

Advisory Agreement with Dawson James

The Company has agreed to pay Dawson James a cash fee equal to 1.5% of the gross proceeds received by the Company from sales of securities to Sixth Borough pursuant to any Regular Purchase, Add-On Purchase, or Intraday Purchase, under an advisory agreement between the Company and Dawson James.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our Common Stock being registered for resale hereunder which have been or may be issued or sold by us to Sixth Borough under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Sixth Borough of a significant amount of shares of our Common Stock registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Sixth Borough, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Sixth Borough all, some or none of the shares of our Common Stock that are available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to Sixth Borough, after Sixth Borough has acquired the shares of our Common Stock, Sixth Borough may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Sixth Borough by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to Sixth Borough under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our Common Stock or the mere existence of our arrangement with Sixth Borough may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Common Stock to Sixth Borough and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after commencement, we have the right, but not the obligation, from time to time to direct Sixth Borough to purchase up to the Commitment Amount. The number of shares of our Common Stock ultimately offered for resale by Sixth Borough under this prospectus is dependent upon the number of shares of our Common Stock we direct Sixth Borough to purchase under the Purchase Agreement.

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The following table sets forth the amount of gross proceeds we would receive from Sixth Borough from our sale of Common Stock to Sixth Borough under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares of our Common Stock to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Sixth Borough(2)	Gross Proceeds from the Sale of Shares of our Common Stock to Sixth Borough Park Under the Purchase Agreement(1)
$1.00		20,000,000	95.4%	$20,000,000
$3.00		6,666,667	87.3%	$20,000,000
$7.00		2,857,143	74.6%	$20,000,000
$7.45	(3)	2,684,563	73.4%	$20,000,000
$9.00		2,222,222	69.6%	$20,000,000

(1)	The Purchase Agreement provides that we may sell up to $20.0 million of our Common Stock to Sixth Borough. We are registering 20,060,000 shares of our Common Stock for resale under this prospectus, including 60,000 Commitment Shares issuable upon the exercise of Pre-Funded Warrants we will issue to Sixth Borough on the Commencement Date as a fee for making its irrevocable commitment to purchase our Common Stock under the Purchase Agreement (for which we will not receive any cash consideration). Under applicable Nasdaq rules, in no event may we issue or sell to Sixth Borough under the Purchase Agreement shares of our Common Stock (including the Commitment Shares) in excess of 179,792 shares, which represents 19.99% of the shares of our Common Stock outstanding (based on 899,410 shares outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the Average Price of all applicable sales of our Common Stock to Sixth Borough under the Purchase Agreement equals or exceeds $4.63 per share so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Purchase Agreement pursuant to applicable Nasdaq rules. The number of shares issued in this column does not give effect to the Beneficial Ownership Cap or the Exchange Cap.
(2)	The denominator is based on 910,688 shares of our Common Stock outstanding as of October 8, 2025, plus the 60,000 Commitment Shares issuable upon the exercise of Pre-Funded Warrants that we will issue to Sixth Borough on the Commencement Date), adjusted to include the number of shares of our Common Stock set forth in the adjacent column which we would have sold to Sixth Borough, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our Common Stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, without giving effect to the Exchange Cap or the Beneficial Ownership Cap.
(3)	The closing sale price per share of our Common Stock on October 7, 2025.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, the Company and Sixth Borough entered into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to: (a) file a registration statement on Form S-1 (the “Registration Statement”) with the SEC within fifteen (15) calendar days from the date of the Purchase Agreement, covering (i) any shares of Common Stock issued as part of the Commitment Fee and (ii) the maximum number of Purchase Shares issuable pursuant to the Purchase Agreement (collectively, the “Registrable Securities”); (b) use its reasonable best efforts to have the Registration Statement any amendment thereto declared effective under the Securities Act within forty-five (45) days after its filing date; and (c) use its best efforts to keep such Registration Statement continuously effective under the Securities Act pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Sixth Borough of all of the Registrable Securities covered thereby at all times until the date on which Sixth Borough shall have resold all the Registrable Securities covered thereby and no Available Amount remains under the Purchase Agreement. “Available Amount” means initially, the Commitment Amount, which amount shall be reduced each time Sixth Borough purchases Purchase Shares. We have filed the registration statement of which this prospectus forms a part to satisfy our obligations under the Registration Rights Agreement.

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USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Sixth Borough. We will receive no proceeds from the sale of shares of Common Stock by Sixth Borough in this offering. We may receive up to $20.0 million in gross proceeds under the Purchase Agreement from any sales we make to Sixth Borough pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our Common Stock to Sixth Borough pursuant to the Purchase Agreement would be up to approximately $19.7 million over an approximately 24-month period, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Sixth Borough under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds that we receive under the Purchase Agreement are expected to be used for working capital and general corporate purposes. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering.  It is possible that no shares of Common Stock will be issued under the Purchase Agreement.

The selling stockholder will pay any underwriting fees, discounts and selling commissions incurred in disposing of its Common Stock. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

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MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GCTK”. As of October 8, 2025, there were 315 holders of record of our Common Stock.

Dividend Policy

We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our Board may deem appropriate.

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DILUTION

The sale of Common Stock to Sixth Borough pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of our Common Stock is at the time we exercise our right to sell shares to Sixth Borough, the more shares of our Common Stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that Sixth Borough will pay for our Common Stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of Common Stock.

As of June 30, 2025, we had a net tangible book value of $6.9 million, or $0.01 per share of Common Stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding as of June 30, 2025.

After giving effect to (i) the sale of 20,000,000 shares of Common Stock to Sixth Borough pursuant to the Purchase Agreement at an assumed price of $7.45 per share, the closing price of our Common Stock on the Nasdaq Capital Market on October 7, 2025, (ii) the issuance of 60,000 Commitment Shares upon the exercise of Pre-Funded Warrants and (iii) deducting estimated offering expenses of $350,000 payable by us, and without giving effect to the Exchange Cap or Beneficial Ownership Cap under the Purchase Agreement, our as adjusted net tangible book value as of June 30, 2025, would have been approximately $26.5 million, or $7.26 per share. This represents an immediate decrease in net tangible book value of $0.29 per share to existing stockholders and an immediate dilution of $0.19 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$7.45
Net tangible book value per share of Common Stock as of June 30, 2025	$7.55
Decrease in net tangible book value per share attributable to this offering	$0.29
As adjusted net tangible book value per share after giving effect to this offering		$7.26
Dilution per share to new investors in this offering		$0.19

The table and discussion above are based on 910,688 shares of Common Stock outstanding as of October 8, 2025, which excludes:

●	16,499 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $57.75 per share;

●	8,961 shares of Common Stock issuable upon exercise of warrants; and

●	97,544 shares of Common Stock issuable under the Plan.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the capital stock of the Company, does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, and our bylaws, as amended (the “Bylaws”), and certain provisions of the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board. As of the date of this prospectus, we had 910,688 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding Common Stock can elect all of the directors who are up for election in a particular year.

Dividends. If our Board declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of Common Stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.

Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GCTK.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC.

Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, the Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

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The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Series A Common Warrants

The following summary of certain terms and provisions of the Series A common warrants to purchase Common Stock (the “Series A Common Warrants”) is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Common Warrant, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. As of the date of this prospectus, we had 4,368 Series A Common Warrants outstanding.

The issuance of shares of Common Stock upon exercise of the Series A Common Warrants was subject to stockholder approval under applicable rules and regulations of Nasdaq, and the Company obtained such stockholder approval on January 3, 2025 (the “Stockholder Approval Date”).

The following is a brief summary of the Series A Common Warrants and is still subject in all respect to the provisions contained in the form of Series A Common Warrants.

Duration and Exercise Price. Each Series A Common Warrant has an exercise price equal to $297.00 per share and will expire on January 3, 2030. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The Series A Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Common Warrants.

Cashless Exercise. If, at the time a holder exercises its Series A Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series A Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series A Common Warrant.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Common Warrants. Additionally, as more fully described in the Series A Common Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

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Exercise Price Adjustments. In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agent Agreement, dated November 13, 2024, between the Company and Dawson James Securities, Inc. (the “November Placement Agent Agreement”), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A Common Warrants then in effect, the exercise price of the Series A Common Warrants will be reduced to the lower of such price or the lowest volume weighted average price during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $297.00, the “Floor Price”), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Common Warrants then in effect, then the exercise price of the Series A Common Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after the Stockholder Approval Date (the “Reset Date”), the Series A Common Warrants’ exercise price was adjusted to the Floor Price according to the terms of the Series A Common Warrants, and the number of shares issuable upon exercise was increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding remains unchanged.

The exercise price and the number of shares issuable upon exercise of the Series A Common Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series A Common Warrants and resulting increase in the number of shares of Common Stock underlying the warrants will be subject to the Floor Price.

Transferability. Subject to applicable laws, a Series A Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Series A Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the Series A Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series A Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series A Common Warrants will be extremely limited.

Right as a Stockholder. Except as otherwise provided in the Series A Common Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series A Common Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Common Warrant.

Waivers and Amendments. The Series A Common Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

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Series B Common Warrants

The following summary of certain terms and provisions of the Series B common warrants to purchase Common Stock (the “Series B Common Warrants”) that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Common Warrant the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. As of the date of this prospectus, we had 11 Series B Common Warrants outstanding.

The issuance of Common Stock upon exercise of the Series B Common Warrants was subject to stockholder approval under applicable rules and regulations of Nasdaq, and the Company obtained such stockholder approval on the Stockholder Approval Date.

Duration and Exercise Price. Each Series B Common Warrant has an exercise price equal to $297.00 per share, and will expire on July 3, 2027. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series B Common Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability. The Series B Common Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series B Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Common Warrants.

Cashless Exercise & and Alternative Cashless Exercise. If, at the time a holder exercises its Series B Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series B Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B Common Warrant.

Holders may also effect an “alternative cashless exercise” at any time while the Series B Common Warrants are outstanding following the Initial Exercise Date. Under the alternate cashless exercise option, the holder of the Series B Common Warrant, has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise rather than a cashless exercise of the Series B Common Warrant and (ii) 3.0.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series B Common Warrants will be entitled to receive upon exercise of the Series B Common Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Common Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Common Warrants. Additionally, as more fully described in the Series B Common Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Series B Common Warrants on the date of consummation of such transaction.

Exercise Price Adjustments. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series B Common Warrants then in effect, then the exercise price of the Series B Common Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

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On the Reset Date, the Series B Common Warrants’ exercise price was adjusted to equal the Floor Price according to the terms of the Series B Common Warrants, and the number of shares issuable upon exercise was increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding remains unchanged.

The exercise price and the number of shares issuable upon exercise of the Series B Common Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series B Warrants and resulting increase in the number of shares of Common Stock underlying the Series B Common Warrants will be subject to the Floor Price.

Transferability. Subject to applicable laws, a Series B Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Series B Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the Series B Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series B Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series B Common Warrants will be extremely limited.

Right as a Stockholder. Except as otherwise provided in the Series B Common Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series B Common Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Series B Common Warrant.

Waivers and Amendments. The Series B Common Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that were issued as part of the Commitment Fee is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of Common Stock equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our Board. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

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Cashless Exercise. The Pre-Funded Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. The Common Stock issuable upon exercise of the Pre-Funded Warrants is currently listed on the Nasdaq Capital Market

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, dividends or other rights as a stockholder of us, until the holder exercises the Pre-Funded Warrant.

Warrant Certificate. The Pre-Funded Warrants will be issued in certificated form.

Waivers and Amendments. The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of us and the respective holder.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Sixth Borough, of shares of our Common Stock that have been and may be issued to Sixth Borough pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Sixth Borough on September 11, 2025, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Sixth Borough of the shares of our Common Stock that may be issued to Sixth Borough under the Purchase Agreement.

Sixth Borough, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 20,060,000 shares of our Common Stock that we may issue to Sixth Borough. The selling stockholder may sell some, all or none of the shares of Common Stock. We do not know how long the selling stockholder will hold the shares of our Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of Common Stock, other than the Lock-Up Restriction with respect to the Commitment Shares described in this prospectus. See the section entitled “Plan of Distribution” for additional information.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the selling stockholder as of October 8, 2025. The percentages of shares owned before and after the offering are based on 910,688 shares of Common Stock outstanding as of October 8, 2025, which includes the 60,000 Commitment Shares that are issuable upon the exercise of the Pre-Funded Warrants we will issue to Sixth Borough on the Commencement Date. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of Common Stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of Common Stock that have been and may be issued and sold by us to Sixth Borough pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Sixth Borough Capital Fund, LP (1)	60,000	6.2%	20,060,000	—	—

(1) Robert D. Keyser, Jr. serves as the president and has voting and dispositive control over the Common Stock held by Sixth Borough and offered pursuant to the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and Registration Rights Agreement. Sixth Borough is not a licensed broker dealer; however, it is an affiliate of Dawson James Securities, Inc., a licensed broker dealer. The address for Sixth Borough is 1515 N Federal Hwy, Suite 300, Boca Raton, FL, 33432.

(2) Represents the 60,000 Commitment Shares that are issuable upon the exercise of the Pre-Funded Warrants to be issued to Sixth Borough on the Commencement Date. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our Common Stock beneficially owned prior to the offering all of the 20,000,000 shares of our Common Stock that we may issue and sell to Sixth Borough pursuant to the Purchase Agreement from and after the Commencement Date that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Sixth Borough under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Sixth Borough’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our Common Stock to Sixth Borough under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Sixth Borough at any time, including the Exchange Cap and the Beneficial Ownership Cap.

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(3) The Purchase Agreement provides that we may sell up to $20.0 million of our Common Stock to Sixth Borough. We are registering 20,060,000 shares of our Common Stock for resale under this prospectus, including the 60,000 Commitment Shares that are issuable upon the exercise of the Pre-Funded Warrants we will issue to Sixth Borough on the Commencement Date (for which we will not receive any cash consideration). The number of shares ultimately offered for resale by Sixth Borough is dependent upon the number of shares we sell to Sixth Borough under the Purchase Agreement. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to Sixth Borough under the Purchase Agreement shares of our Common Stock in excess of 179,792 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding (based on 899,410 shares outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the Average Price of all applicable sales of our Common Stock to Sixth Borough under the Purchase Agreement equals or exceeds $4.63 per share so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Purchase Agreement pursuant to the rules and regulations of Nasdaq.

(4) Assumes the sale of all shares of our Common Stock registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of Common Stock at any particular time.

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PLAN OF DISTRIBUTION

The shares of our Common Stock offered by this prospectus are being offered by the selling stockholder, Sixth Borough Capital Fund, LP. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the shares of our Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our Common Stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our Common Stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Sixth Borough is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Sixth Borough has informed us that it presently anticipates using, but is not required to use, Dawson James, a registered broker-dealer and FINRA member and an affiliate of Sixth Borough, as a broker to effectuate resales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Sixth Borough has informed us that each such broker-dealer it engages to effectuate resales of our Common Stock on its behalf, excluding Dawson James, may receive commissions from Sixth Borough for executing such resales for Sixth Borough and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Sixth Borough can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our Common Stock sold by Sixth Borough.

Except as set forth above, we know of no existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our Common Stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our Common Stock by the selling stockholder, any compensation paid by Sixth Borough to any such brokers, dealers, underwriters or agents, and any other required information.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock included in this prospectus by Sixth Borough. We estimate that the total expenses for the offering will be approximately $350,000. We have agreed to indemnify Sixth Borough and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Sixth Borough has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Sixth Borough specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Sixth Borough has represented to us that at no time prior to the Purchase Agreement has Sixth Borough or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Sixth Borough agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions, whether through put options, short sales, or other derivative positions or instruments.

We have advised Sixth Borough that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by Sixth Borough.

Our Common Stock is listed on Nasdaq under the symbol “GCTK.”

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LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

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EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We make periodic and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is www.glucotrack.com/. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 14, 2025 and August 14, 2025, respectively;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 13, 2025, (as amended on January 14, 2025), January 29, 2025, February 4, 2025, February 5, 2025, March 13, 2025, March 31, 2025, April 4, 2025, May 14, 2025, May 23, 2025, June 16, 2025, July 24, 2025 (as amended on July 25, 2025), September 11, 2025, and September 12, 2025; and

●	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the SEC on December 8, 2021, including any amendments or reports filed with the SEC for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

GLUCOTRACK, INC.

301 Route 17 North, Ste. 800

Rutherford, NJ 07070

(201) 842-7715

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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20,060,000 Shares of Common Stock

GLUCOTRACK, INC.

PROSPECTUS

October 28, 2025